Exhibit 99.1
Scripps reports third-quarter results

For immediate release	(NYSE: SSP)
November 7, 2014

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the third quarter of 2014. Unless otherwise indicated, all operating results comparisons are to the third quarter ended Sept. 30, 2013.

Television operating revenues increased 22 percent in the third quarter of 2014, driven by $17.4 million of political advertising, contributions from the two stations acquired from Granite in the second quarter, and a nearly 50 percent increase in retransmission revenue.

During October and through Election Night on Tuesday, we booked $33 million of political advertising, bringing the total for the year to $58 million.

Newspapers saw a 4.4 percent decline in total operating revenue. Subscription revenue increased 2 percent.

Commenting on the third quarter, Scripps Chairman, President and CEO Rich Boehne said:
"Television demonstrated its power as a platform for engaging local voters once again in the third quarter. Our local TV brands proved to be the venue of choice for candidates and issue backers in several of the most active election states. For us, this is a low-cost revenue stream that at its peak displaces some core local advertisers. Many of them choose to wait instead of competing with the flurry of political messages. Now with the elections behind us, we expect core advertisers to return through the remainder of the fourth quarter.
"Also in the quarter, we debuted our fourth Scripps-owned original show, the next step in our move to moderate syndicated programming costs and boost profits by tapping our own experience to build audiences and revenues. The Now, which launched in eight of our TV markets at 4 p.m., provides a daily in-depth look at the stories trending locally and nationally, offering deeper perspective and social interaction for the early news audience.
"Digital advertising growth in TV markets once again came from our dedicated digital sales force. We continue to refine our internal investments and the strategy that this quarter produced, in five of our markets, in excess of 20 percent year-over-year growth in sustainable organic revenue streams. That performance helped drive the 8.5 percent overall growth.
“In our newspaper division, subscription revenue rose as expected for the fifth consecutive quarter, though the pace has lessened as we reached the anniversary of our subscription bundle rollout and some targeted price increases. Our newspaper team has done an admirable job of managing expenses in the face of advertising challenges and has held segment profit flat year to date.
“In addition to running the current Scripps business and building new audiences and profit streams, we are moving toward the close of our previously announced transaction with Journal Communications, which will result in a separate newspaper company, to be called Journal Media Group, and an expanded Scripps composed of television, radio and digital brands. At close, projected for some time in the first half of 2015, Scripps will become the nation's fifth-largest independent local television company."

Consolidated revenues increased 9.5 percent, or $18.1 million, to $208 million during the 2014 quarter.

Costs and expenses for segments, shared services, and corporate were $188 million, an increase of $6.3 million or 3.5 percent, primarily driven by expenses from the two Granite stations and $2.6 million of incremental expenses to grow digital operations.

The company reported income from operations before income taxes of $0.4 million, compared to a loss of $11.9 million in the 2013 quarter. The third-quarter 2014 pre-tax income included $5 million of acquisition and related integration costs and a $3 million gain related to the sale of excess land in the newspaper division.

In the third quarter of 2014, net loss attributable to Scripps was $1.3 million, or 2 cents per share, while in the third quarter of 2013, net loss attributable to Scripps was $8.9 million, or 16 cents per share. The gain on sale of land, combined with acquisition costs, reduced earnings per share by approximately 2 cents in the period.

Third-quarter results by segment are as follows:

Television
Reported revenue from the television division was $121 million in the 2014 quarter, up $21.8 million or 22 percent.
Advertising revenue broken down by category was:

•	Local, up 1.8 percent to $55.6 million

•	National, down 2.8 percent to $26.6 million

•	Political, $17.4 million compared to $1 million

•	Digital, up 8.5 percent to $4.6 million

Retransmission fees were up 46 percent to $15.2 million.

Total segment expenses increased 14 percent to $91.3 million, and on a same-station basis, total costs and expenses increased 6.7 percent. The expenses include higher digital costs due to sales staff hiring and other digital support. In addition, the company saw higher employee-related costs because of salary increases and severance associated with a new master control hub.

Higher network fees tied to the increase in retransmission revenue drove $2.3 million of the $10.9 million increase.

Segment profit in the television division was $29.8 million in the 2014 quarter compared with $18.9 million in the prior-year quarter.

Newspapers
Newspaper revenue of $84.5 million in the third quarter of 2014 declined 4.4 percent. The continued decline in advertising and marketing services revenue was partially offset by an increase in subscription revenue.

Advertising and marketing services revenue of $51.1 million was down 7.2 percent.

Advertising and marketing services revenue broken down by category was:

•	Classified, down 6.8 percent to $15.1 million

•	Real Estate - up 0.6 percent

•	Employment - down 3.3 percent

•	Automotive - down 9.1 percent

•	Local, down 5.6 percent to $15.5 million

•	Preprint and other, down 7.1 percent to $13.6 million

•	National, down 46 percent to $0.8 million

•	Digital, down 3.9 percent to $6.1 million

Subscription revenue increased 2 percent to $28.7 million, a rate that has moderated now that we hit the second year of the subscription bundle. The increase also was driven by single-copy price increases.

Expenses for the newspaper group were $83.7 million, a decrease of 1.9 percent. Employee costs decreased 3.7 percent, primarily due to lower employment levels, and newsprint expense decreased 4.7 percent, primarily due to an 8.4 percent decline in consumption. Partially offsetting these declines was a 2.2 percent increase in other expenses, including costs to support digital initiatives.

Third-quarter segment profit in the newspaper division was $0.8 million compared to $3 million in the 2013 quarter. Despite continued secular changes in the demand for print advertising, year-to-date segment profit is relatively flat when compared to the first nine months of 2013 due to good expense discipline.

Shared services and corporate
The shared services and corporate line of the company’s financial statements includes certain incremental investments in hiring and developing digital-only sales people, streamlining the digital sales process, and creating digital content.

Shared services and corporate expenses of $10.1 million declined $3.8 million.

Financial condition
On Sept. 30, cash and cash equivalents totaled $124 million, while total debt was $199 million.

The company did not repurchase any shares during the third quarter of 2014. The merger agreement with Journal Communications precludes either company from repurchasing shares prior to closing the transaction.

Year-to-date results
The following comparisons are to the year-to-date period ending Sept. 30, 2013.

In 2014, revenue was $623 million compared to revenue of $596 million in 2013. Political advertising was up $23.2 million year over year.

Costs and expenses for segments, shared services and corporate were $570 million, an increase of $17 million. The 2014 period includes $8.9 million of incremental expenses to grow digital operations and a full quarter of costs to operate the Granite stations.

The company reported a loss from operations before income taxes of $5.8 million in 2014 compared to a loss from operations before income taxes of $15.6 million in the 2013 period. The year-to-date results were impacted by a $4.1 million charge to exit a multi-employer pension plan, $9.4 million of acquisition and related integration costs and a $3 million gain on the sale of land.

Net loss was $5.2 million, or 9 cents per share, for the first three quarters of 2014, compared to a net loss of $8.3 million, or 15 cents per share, in the first three quarters of 2013. Acquisition and integration costs, charges related to the withdrawal from a multi-employer pension plan and a gain on sale of land reduced earnings per share by approximately 11 cents in the first nine months. The tax expense for the 2013 period includes $2.4 million, or 4 cents per share, in favorable adjustments to the company’s tax reserves.

Looking ahead
Year-over-year in the fourth quarter of 2014, management expects:

•	Television revenues, as a percentage, to increase in the upper 20s, including $33 million in political advertising and $15 million in retransmission revenue.

•	Television expenses to increase low teens.

•	Newspaper revenues to decline mid-single digits and expenses to decline low single digits.

•	Expenses for shared services and corporate to be less than $15 million.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, and click on the “Investor Information” menu bar, then “audio archives”.

To access the conference call by telephone, dial (800) 288-8975 (U.S.) or (612) 332-0634 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps third-quarter earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Nov. 7 until 11:59 p.m. Nov. 21. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 339709.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose "Investor Information," then "audio archives".

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (www.scripps.com) serves audiences and businesses through a growing portfolio of media brands. In July, Scripps announced a deal with Journal Communications to merge its 21 local television stations with Journal’s 13 television stations and 34 radio stations, which will make Scripps the nation’s fifth-largest broadcasting group. The two companies also agreed to spin off their combined newspaper interests to form a new publicly traded company, to be called Journal Media Group. Scripps runs an expanding collection of local and national digital journalism and information businesses, including mobile video news service Newsy and weather app developer Weathersphere. Scripps also produces television shows including The List and Let’s Ask America, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1879, Scripps’ motto is “Give light and the people will find their own way.”

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Contact Carolyn Micheli, The E.W. Scripps Company, 513-977-3732
carolyn.micheli@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2014	2013	2014	2013

Operating revenues	$207,600	$189,535	$623,340	$596,041
Segment, shared services and corporate expenses	(187,980)	(181,638)	(570,172)	(553,172)
Defined benefit pension plan expense	(1,670)	(2,490)	(8,525)	(7,028)
Acquisition and related integration costs	(5,049)	—	(9,408)	—
Separation and restructuring costs	—	(1,290)	—	(3,691)
Depreciation and amortization	(13,195)	(12,096)	(36,519)	(35,684)
Gains (losses), net on disposal of property, plant and equipment	2,951	(177)	2,861	(140)
Operating expenses	(204,943)	(197,691)	(621,763)	(599,715)
Operating income (loss)	2,657	(8,156)	1,577	(3,674)
Interest expense	(2,050)	(2,655)	(6,347)	(7,924)
Miscellaneous, net	(216)	(1,087)	(1,061)	(4,025)
Income (loss) from operations before income taxes	391	(11,898)	(5,831)	(15,623)
(Provision) benefit for income taxes	(1,835)	3,047	341	7,286
Net loss	(1,444)	(8,851)	(5,490)	(8,337)
Net loss attributable to noncontrolling interests	(103)	—	(302)	—
Net loss attributable to the shareholders of The E.W. Scripps Company	$(1,341)	$(8,851)	$(5,188)	$(8,337)
Net loss per basic share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.02)	$(0.16)	$(0.09)	$(0.15)

Weighted average basic shares outstanding	56,469	56,177	56,200	56,696
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Our television segment includes 11 ABC affiliates, three NBC affiliates and two independent stations that operate as duopolies with our Kansas City NBC affiliate and our Detroit ABC affiliate. We also own five Azteca America affiliates. Our television stations reach approximately 14% of the nation's households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers and retransmission fees received from cable operators and satellite carriers.

Our newspaper segment includes daily and community newspapers in 13 markets across the United States. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and newspaper subscription fees.
Syndication and other primarily includes certain digital operations outside of our television and newspaper markets and syndication of news features and comics and other features for the newspaper industry. Newsy, a digital video news service, and WeatherSphere, a provider of weather-related mobile apps, are also included in syndication and other.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits, digital operation services and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes. A portion of our digital operations, which is not allocated to our television and newspaper segments, is included in shared services and corporate.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense (other than current service cost), income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating performance of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2014	2013	Change	2014	2013	Change

Segment operating revenues:
Television	$121,068	$99,289	21.9%	$339,004	$307,548	10.2%
Newspapers	84,473	88,346	(4.4)%	275,213	281,286	(2.2)%
Syndication and other	2,059	1,900	8.4%	9,123	7,207	26.6%
Total operating revenues	$207,600	$189,535	9.5%	$623,340	$596,041	4.6%

Segment profit (loss):
Television	$29,813	$18,921		$78,591	$65,945
Newspapers	767	3,038		14,759	14,857
Syndication and other	(872)	(177)		(1,385)	(145)
Shared services and corporate	(10,088)	(13,885)		(38,797)	(37,788)
Defined benefit pension plan expense	(1,670)	(2,490)		(8,525)	(7,028)
Acquisition and related integration costs	(5,049)	—		(9,408)	—
Separation and restructuring costs	—	(1,290)		—	(3,691)
Depreciation and amortization	(13,195)	(12,096)		(36,519)	(35,684)
Gains (losses), net on disposal of property, plant and equipment	2,951	(177)		2,861	(140)
Interest expense	(2,050)	(2,655)		(6,347)	(7,924)
Miscellaneous, net	(216)	(1,087)		(1,061)	(4,025)
Income (loss) from operations before income taxes	$391	$(11,898)		$(5,831)	$(15,623)

Operating revenues for our television segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2014	2013	Change	2014	2013	Change

Segment operating revenues:
Local	$55,567	$54,581	1.8%	$174,440	$169,390	3.0%
National	26,629	27,388	(2.8)%	80,470	86,780	(7.3)%
Political	17,396	1,038		25,339	2,142
Retransmission	15,235	10,403	46.4%	40,409	31,345	28.9%
Digital	4,643	4,279	8.5%	13,493	12,110	11.4%
Other	1,598	1,600	(0.1)%	4,853	5,781	(16.1)%
Total operating revenues	$121,068	$99,289	21.9%	$339,004	$307,548	10.2%
Operating revenues for our newspaper segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2014	2013	Change	2014	2013	Change

Segment operating revenues:
Local	$15,545	$16,467	(5.6)%	$52,710	$55,219	(4.5)%
Classified	15,070	16,174	(6.8)%	49,096	51,456	(4.6)%
National	786	1,449	(45.8)%	3,351	5,429	(38.3)%
Preprint and other	13,599	14,634	(7.1)%	44,163	46,869	(5.8)%
Digital advertising and marketing services	6,092	6,342	(3.9)%	18,685	19,935	(6.3)%
Advertising and marketing services	51,092	55,066	(7.2)%	168,005	178,908	(6.1)%
Subscriptions	28,738	28,184	2.0%	90,736	86,751	4.6%
Other	4,643	5,096	(8.9)%	16,472	15,627	5.4%
Total operating revenues	$84,473	$88,346	(4.4)%	$275,213	$281,286	(2.2)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2014	As of December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$124,369	$221,255
Other current assets	165,511	180,799
Total current assets	289,880	402,054
Investments	16,765	16,567
Property, plant and equipment	348,979	353,797
Goodwill	106,423	27,966
Other intangible assets	192,172	137,862
Deferred income taxes	7,890	8,733
Miscellaneous	16,334	19,151
TOTAL ASSETS	$978,443	$966,130

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$16,719	$16,529
Customer deposits and unearned revenue	34,058	28,633
Current portion of long-term debt	2,000	2,000
Accrued expenses and other current liabilities	83,883	65,959
Total current liabilities	136,660	113,121
Long-term debt (less current portion)	196,500	198,000
Other liabilities (less current portion)	108,432	107,272
Total equity	536,851	547,737
TOTAL LIABILITIES AND EQUITY	$978,443	$966,130

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2014	2013	2014	2013

Numerator (for basic and diluted earnings per share)
Net loss attributable to the shareholders of The E.W. Scripps Company	$(1,341)	$(8,851)	$(5,188)	$(8,337)
Less income allocated to RSUs	—	—	—	—
Numerator for basic and diluted earnings per share	$(1,341)	$(8,851)	$(5,188)	$(8,337)
Denominator
Basic weighted-average shares outstanding	56,469	56,177	56,200	56,696
Effective of dilutive securities:
Stock options held by employees and directors	—	—	—	—
Diluted weighted-average shares outstanding	56,469	56,177	56,200	56,696